Entech Environmental Technologies, Inc Ms. Spring Liu Chief Financial Officer Tel: (818) 390-1272 Email: springliu@skypeoplejuice.com	CCG Elite Investor Relations Mr. Crocker Coulson, President Tel: +1-646-213-1915 (New York) Email: crocker.coulson@ccgir.com http://www.ccgir.com

Entech Environmental Technologies, Inc.
Announces First Quarter Results

Xi’an, China, May 16 2008 - Entech Environmental Technologies Inc. (OTC Bulletin Board: EEVT) (“Entech” or “the Company”), a leading processor and manufacturer of concentrated high acidic apple juice, kiwifruit juice and pear juice through its operating company Shaanxi Tianren Organic Food Co., Ltd (“Tianren”), today announced its financial results for the first quarter of 2008.

First Quarter 2008 Highlights

•	Sales increased 69.0% year-over-year to $8.9 million (first quarter 2008 versus first quarter 2007)
•	Gross profit was $1.9 million, or 21.0% of sales
•	Operating income was $1.0 million, or 11.8% of sales
•	Net income was $1.1 million, or 0.04 per basic and fully diluted share
•	Completed the share exchange transaction with Pacific Industry Holding Group Co., Ltd. and became a publicly traded company in February 2008
•	Raised $3.4 million gross proceeds in a private placement financing in February 2008

“In the first quarter of 2008, our sales increased significantly from the same period in 2007 as a result of growing demand for our products. Through the share exchange transaction, we have successfully become quoted on the OTC Bulletin Board. Our board of directors and the holders of a majority of our voting stock have approved a change in our Company’s name to ‘Sky People Fruit Juice Inc.’ as well as a 1-for-328.72898 reverse stock split of our outstanding common stock. We have disseminated an information statement regarding these matters and both are expected to become effective during the last week of May 2008," said Yongke Xue, Chief Executive Officer of Tianren. Mr. Xue further stated “The sharp increase of raw material prices and the general and administrative expenses during the past quarter resulted in the lower gross profit and net income compared with the same period in 2007. We are still in the early stages as public company, and are still expanding our business. We believe that the increase in our revenue will compensate for the increase in our operating expenses in the long run.”

First Quarter 2008 Results

For the quarter ended March 31, 2008, total revenue was $8.9 million, a 69.0% increase from $5.2 million posted during the same quarter in 2007. The increase was due to the increased sales volume of the Company’s fruit related products, especially its pear and apple products. In addition, the Company consolidated Huludao Wonder’s operations into it financial results beginning in June 2007.

Gross profit decreased 17.3% to $1.9 million in the first quarter of 2008, compared to $2.2 million in the prior year period. Gross margin was 21.0% as compared to 42.9% during the same period in 2007. In the three months ended March 31, 2008, the general price of raw kiwi increased due to a natural disaster happened in 2007, while the price of kiwi related products remained constant. The gross margin in apple-related products was lower due to a decrease in the average selling price of apple juice in the market during the quarter. These combined factors contributed to the increase in cost of sales and the decrease in gross profit for the three months ended on March 31, 2008 as compared to the corresponding period in 2007.

Selling, general and administrative expenses in the first quarter of 2008 were $815,536, an increase of 194.6% from $276,848 in the first quarter of 2007. Selling expenses increased 44.0% to $241,345 during the quarter ended March 31, 2008. This was mainly due to an increase in freight and transportation as a result of the increase in sales. General and administrative expenses increased 425.8% year-over-year to $574,191. The increase in general and administrative expenses was mainly associated with higher depreciation expenses and expenses associated with being a public company.

Operating income decreased 47.0% to $1.0 million, or 11.8% of revenue, from $2.0 million in the first quarter of 2007, or 37.6% of revenue, in the first quarter of 2008.

Net income decreased to $1.1 million in the first quarter of 2008, or $0.04 per basic and fully diluted share, as compared to net income of $1.5 million during the same period in 2007. Fully diluted shares outstanding increased from 22,006,173 shares in the first quarter of 2007 to 27,528,146 shares in the first quarter of 2008 as a result of the share purchase agreement the Company entered into in February 2008.

Financial Condition

As of March 31, 2008, cash totaled $7.4 million, an increase from the $4.1 million of cash on hand on December 31, 2007. The increase of cash was mainly due to receipt of $3.2 million in net proceeds from private placement transactions in February 2008. As of March 31, 2008, the Company had working capital of $10.0 million with total current assets of $23.4 million and total current liabilities of $13.4 million. Accounts receivable increased by $2.9 million from the balance at December 31, 2007, due primarily to an increase in sales in the first quarter of fiscal 2008. Stockholders’ equity totaled $31.9 million as of March 31, 2008, compared to $26.2 million at the end of 2007.

Net cash provided by operations was $0.8 million for the three months ended March 31, 2008, compared with net cash provided by operations of $1.7 million for the same period in 2007.

Recent Events

•	Appointed Spring Liu as Chief Financial Officer of the Company

•	Appointed Mr. Norman Ko, Mr. Robert B. Fields, and Mr. Wang Guolin as the Company’s independent directors; established an Audit Committee and Compensation Committee of the Board of Directors

Business Outlook

''We expect our market to continue expanding in 2008. We will actively seek to increase our sales while enhancing operating margin through more efficient internal management. The addition of Ms. Spring Liu as our Chief Financial Officer and the appointment of three new independent directors will allow us to streamline our financial management and improve corporate governance and oversight," said Mr. Xue. ''We will also pursue potential acquisition targets to expand our business to take advantage of the strong national and international demand for concentrated juice and juice related products.''

About Entech Environmental Technologies Inc.

Entech Environmental Technologies Inc. is a holding company for Shaanxi Tianren Organic Food Co., Ltd. (“Tianren”). The Company expects change its name to “SkyPeople Fruit Juice, Inc”. by the end of May 2008. Tianren is a company incorporated under the laws of the People's Republic of China. The Company is engaged in the business of research and development, production and sales of special concentrated fruit juices, fast-frozen and freeze-dried fruits and vegetables and fruit juice drinks. Tianren’s main products are concentrated high acid apple juice, kiwifruit juice and pear juice for domestic and international consumers. Its brand, Hedetang is positioned as a high quality, healthy and nutritious juice concentrate and clear juice product used both as an ingredient component in other products and an end use juice concentrate product. Tianren owns the largest kiwifruit plantation in Asia and is a leading worldwide producer of kiwifruit concentrate.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995, this press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial condition to differ materially from what is included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. Potential risks and uncertainties include, among others, currently unknown and unforeseeable constraints on the Company's ability to continue operations, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in United States Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions in equity markets. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission. There is no obligation undertaken to update forward looking statements to reflect subsequent events, changed circumstances, or the occurrence of unanticipated events.

-Financial Tables Follow-

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS, UNAUDITED

	March 31,	December 31,
	2008	2007
ASSETS	(Unaudited)	(Audited)

CURRENT ASSETS
Cash and equivalents	$7,443,613	$4,094,238
Trade accounts receivable	12,058,954	9,153,687
Other receivables	213,606	55,737
Inventories, net	3,569,665	4,460,149
Prepaid expenses and other current assets	101,489	101,628
Total current assets	23,387,327	17,865,439

RELATED PARTY RECEIVABLE	6,974,253	4,970,427
PROPERTY, PLANT AND EQUIPMENT, Net	17,814,370	17,564,147
LAND USAGE RIGHTS (Note 10)	6,339,247	6,138,297
OTHER ASSETS	75,783	71,818
TOTAL ASSETS	$54,590,980	$46,610,128

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$4,198,603	$2,997,740
Accrued expenses	266,096	339,818
VAT tax payable (Note 11)	165,935	114,909
Other payable	408,029	217,759
Advances from customers	426,412	708,291
Current portion of notes payable	7,843,697	6,406,922
Related party payable	81,693	143,366
Total current liabilities	13, 390,465	10, 928,805
NOTE PAYABLE, net of current portion	2,139,190	2,053,501
TOTAL LIABILITIES	$15,529,655	$12,982,306
MINORITY INTEREST	818,081	1,073,364
MINORITY INTEREST-V.I.E (Note 7)	6,308,591	6,308,591
SHAREHOLDERS' EQUITY
Preferred stock, $0.001 par value; 10,000,000 shares authorized
1,000,000 Series A preferred shares issued and outstanding,	1,000	1,000
3,448,480 Series B preferred shares issued and outstanding	3,448
Common stock, $0.01 par value; 100,000,000 shares authorized
265,511 shares issued and outstanding	2,656
Paid-in capital	14,112,380	10,901,817
Accumulated retained earnings	13,510,451	12,458,632
Accumulated other comprehensive income	4,304,718	2,884,418
Total stockholders' equity	31, 934,653	26,245,867
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$54,590,980	$46,610,128

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVEINCOME, UNAUDITED

	Three Months Ended
	March 31,	March 31,
	2008	2007
	(Unaudited)	(Unaudited)

Revenue	$8,850,584	$5,237,186
Cost of Sales	6,990,966	2,989,421
Gross Margin	1,859,618	2,247,765

Operating Expenses
General and administrative expenses	574,191	109,205
Selling expense	241,345	167,643
Total operating expenses	815,536	276,848

Income from Operations	1,044,082	1,970,917

Other Income (Expenses)
Interest expenses	(59,028)	—
Other income (expenses)	245,120	(38,873)
Total other income (expenses)	186,092	(38,873)

Income Before Income Tax	1,230,174	1,932,044

Income Tax Provision	130,520	373,478

Income Before Minority Interest	1,099,654	1,558,566

Minority interest	47,835	78,335

Net Income	$1,051,819	$1,480,231

Earnings Per Share:
Basic earnings per share	$0.04	$0.00
Diluted earnings per share	0.04	0.00

Weighted Average Shares Outstanding
Basic	99,202	—
Diluted	27,528,146	22,006,173

Comprehensive Income
Net income	$1,051,819	$1,480,231
Other comprehensive income	1,420,300	132,169

Comprehensive Income	$2,472,119	$1,612,400

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, UNAUDITED_

	March 31,	March 31,
	2008	2007
	(unaudited)	(unaudited)
Cash Flow from Operating Activities
Net income	$1,051,819	$1,480,231
Adjustments to reconcile net income to
net cash flow provided by operating activities
Depreciation and amortization	714,647	276,874
Minority interest	47,835	78,335
Changes in operating assets and liabilities,
net of acquisition effects
Accounts receivables	(2,470,381)	658,400
Other receivables	(158,285)	(6,937)
Prepaid expenses and other current assets	3,340	(429,550)
Inventories	1,054,021	131,874
Accounts payable	1,053,211	537,483
Accrued expenses	(86,058)	10,306
Advances from customers	(304,904)	—
Other payables	(153,304)	162,889
VAT tax payable	45,262	(1,180,417)
Net cash provided by operating activities	797,203	1,719,488

Cash Flow from Investing Activities
Loan advanced to related parties	(1,758,745)	—
Additions to property, plant and equipment	(154,458)	(928)
Net cash used in investing activities	(1, 913,203)	(928)

Cash Flow from Financing Activities
Proceeds from stock issuance	3,216,667	—
Proceeds from bank loans	1,144,900	—
Repayments of related party loan	(66,236)	(784,164)
Net cash provided by (used in) financing activities	4,295,331	(784,164)

Effect of Changes in Exchange Rate	170,044	18,487

NET INCREASE IN CASH	3,349,375	952,883
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,094,238	2,135,173
CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,443,613	$3,008,056

Non Cash Investing and Financing Activities:		—

Dividend Payable to Minority Interest	$303,118	—
(Minority interest balance was offset by the dividend payable)